On October 5, 2023, Nasdaq Listing Qualifications staff (Staff) notified Achari Ventures Holdings Corp. I (the Company) that it determined to delist the Company based on noncompliance with Rule 5450(b)(2)(A). On November 17, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (the Panel) pursuant to Rule
5815. A Panel hearing was held on December 7, 2023. On December 19, 2023, the Panel issued a decision to continue listing the Company securities on the Exchange, provided that the Company demonstrate compliance with the initial listing standards in Rule 5505 on or before April 2, 2024. On April 5, 2024, the Panel issued a decision to delist the Company securities. On April 19, 2024, the Company exercised its right to appeal the Panel decision to the Nasdaq Listing and Hearing Review Council (the Council) pursuant to Rule 5820(a). On June 20, 2024, the Council issued a decision that affirmed the Panel decision to delist the Company securities. On July 25, 2024, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).